For further information, please contact ACE*COMM Investor Relations at (301) 721-3123 or investor@acecomm.com.

ACE*COMM CORPORATION REPORTS FINANCIAL RESULTS FOR THE FOURTH
QUARTER AND THE FISCAL YEAR 2003

Company Reports on Improving Results and Update on i3 Mobile Merger Agreement

Gaithersburg, MD – September 15, 2003 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of advanced operations support systems (OSS) solutions for communications networks, today reported financial results for the fourth quarter and fiscal year 2003, both ending June 30, 2003.

The Company also reported today that it has signed a merger agreement with i3 Mobile, Inc. The agreement provides for the Company to acquire all shares of i3 Mobile for shares of ACE*COMM common stock. This transaction will be based on a formula valuing ACE*COMM’s common stock at market value at the time of mailing of the proxy statement, less a discount, and valuing i3 Mobile at an amount equal to its cash, net of specified liabilities and commitments at the mailing date. The merger is expected to close by the end of this calendar year. The closing will be contingent upon, among other things, shareholder and other customary regulatory approvals by both companies. Further details of the merger will be disseminated to all ACE*COMM and i3 Mobile shareholders in a joint proxy statement, following review by the Securities and Exchange Commission. Net proceeds from the merger will be used primarily to fuel ACE*COMM’s growth, particularly through the acquisition of complementary technologies in the OSS market space.

Revenues for the fourth quarter 2003 totaled $3.3 million, a 38 percent increase over revenues of $2.4 million in the prior quarter, and compare to revenues of $4.1 million for the fourth quarter 2002. Net loss for the quarter was $301 thousand, a decrease from a loss of $1.9 million for the prior quarter, and compares with a loss of $959 thousand for the fourth quarter 2002. The Company reported annual revenues of $13.8 million and a net loss of $2.0 million, or a loss of $0.21 per share, for fiscal 2003, compared to revenues of $18.1 million and a net loss of $4.0 million, or a loss of $0.43 per share, in fiscal year 2002.

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Financial Highlights for the Period

•	Revenues increased by 44 percent in China, a primary target market for the Company.
•	Overall expenses decreased in all four quarters of 2003, including a 37 percent reduction in SG&A for 2003.
•	Revenues improved in the fourth quarter by 38 percent over the third quarter 2003.
•	Overall, losses decreased in 2003 by 50 percent over fiscal year 2002.
•	Profitability was achieved in 2 of the 4 quarters of 2003.

“The telecom industry continued its stagnation in almost every sector during the last fiscal year, which continued to have an impact on our results,” said George T. Jimenez, Chairman and CEO of ACE*COMM. “I am pleased to note, however, that the steps we have taken to mitigate the impact of this downturn are showing signs of success. The upturn in revenue, the near cash breakeven performance for the fourth quarter, and the two quarters of profitability for the year are significant positive events in what was a dismal performance period for most companies in our sector, many of which are in a state of distress. The key strategies we put in place during fiscal 2002 to achieve long-term prosperity, are still substantially in effect. Our ongoing corporate strategies include the following:

-	We are continuing in 2003 to adjust our operations for increased efficiency and effectiveness, and to minimize the impact of the downturn. We also remained focused on internal development, which produced a number of new products and new customers
-	We are actively reviewing with other companies - who are feeling the pressures of this economic environment - ways in which we can augment our core product lines, expand our markets, and increase our geographic presence. The merger with i3 Mobile is expected to provide resources to fund a combination of internal growth and external growth through acquisitions.
-	We remain focused on growing our business in the international sector by targeting key market sectors in Asia, the Middle East, and Eastern Europe, where growth is more correlated with expanding populations of potential service users than on economic factors.
-	We are positioning the Company to be the principal, independent provider of Enterprise OSS technologies to businesses, government, and institutions worldwide.
-	We are maintaining our product excellence and adjusting our technology to meet the demands of the markets we serve.”

Corporate Highlights for the Fiscal Year

•	Announced a letter of intent to acquire i3 Mobile. The combined company should be better able to maximize the opportunities for internal growth and facilitate the acquisition of complementary technologies and businesses.
•	Added 6 new customers of significance in an economic downturn environment.
•	Launched N*Score in June 2003 - the new customer churn-risk engine for carriers and service providers - as part of the Convergent Mediation™ solution suite.
•	Launched NetPlus® 6 in February 2003 – the new Web-based version of the Company’s telemanagement enterprise OSS solution. Further received “Product of the Year” award from Technology Marketing Corporation’s Communications Solutions Magazine for NetPlus®.

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•	Added strong new technology and marketing partners to augment the global sales channel including SAIC, Fujitsu Consulting, Gluon Networks, and NetSource America.
•	Received strategic investment and initiated efforts under a reseller agreement with Westlake Global Technology Solutions to support growth and market penetration initiatives in China.
•	Took leadership roles in key IP-centered, next-generation industry groups including the IPDR.org and the SIP Center.
•	Received orders for a new ‘Workflow Engine’ from four major government customers, indicating positive early adoption for this new task-management feature included in NetPlus® 6.
•	Achieved a 100 percent increase in license coverage for NetPlus® by state and local government customers.
•	Recognized by the Washington Post as one of the “Top 200” companies in the greater Washington, DC area.

Continued Mr. Jimenez: “As part of our strategic growth plan, we are seeking to broaden our addressable marketplace in two ways: 1) add features/functions to address new vertical markets; and 2) expand our geographic coverage. Key to the implementation of these strategies is the proposed merger with i3 Mobile, which will provide us with the financial leverage that we require. This greater financial resource base would create a stronger and more competitive Company, better able to capture and maximize the opportunities in the OSS solution markets.”

The worldwide OSS market will increase from $31.2 billion in 2003 to $41.9 billion in 2006, according to RHK’s global forecast published in January 2003. This represents a combined annual growth rate (CAGR) of 10 percent, after a 4 percent overall decline from 2002 to 2003. Various analysts have reported expectations that service providers’ capital spending as a percentage of revenue should hit bottom this year, after which the market as a whole—and OSS spending in particular—will begin a recovery.

“The predicted upturn in the telecom industry will provide opportunity for established and future-oriented OSS vendors like ACE*COMM,” added Steve Delmar, CFO for ACE*COMM. “OSS is critical to the telecom recovery as it helps to reduce operating expenditures, capital expenditures, and customer stability. In a climate of accelerated consolidation - and with the availability of best-of-breed complementary technologies - we see significant upside potential for using our established customer base and channels as the basis for acquiring new companies, broadening product offerings, and expanding geographic marketplaces through acquisition and consolidation. We believe that future investment returns will reward those OSS players who make intelligent acquisitions now to address the growing market demand for critical OSS technologies.”

ACE*COMM will host an earnings teleconference call this evening, Monday, September 15, 2003 at 5:30 PM, Eastern Standard Time, to discuss the fourth quarter and the fiscal year 2003 results. To participate, please call (877) 679-9055. When prompted, enter the ACE*COMM reservation number 266150. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.companyboardroom.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 PM, on September 15, 2003.

© 2003 ACE*COMM	News Release	3 of 6

About ACE*COMM
ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. Our solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Our proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Our solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks - knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 4000 installations in more than 65 countries world-wide - including over 100 installations in China - enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated orders to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources or delays in payment, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support growth of its operations, risks associated with significant acquisitions, and other risks detailed from time to time in the Company’s Report on Form 10-K for the year ended June 30, 2001 and other reports filed with the Securities Exchange Commission. “The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.”

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ACE*COMM CORPORATION
BALANCE SHEETS
(in thousands)

	June 30,

	2003	2002

Assets

Current assets:
Cash and cash equivalents	$1,570	$3,530
Accounts receivable, net	4,825	3,866
Inventories, net	700	1,122
Prepaid expenses and other	265	211

Total current assets	7,360	8,729
Property and equipment, net	875	1,659

Other assets	9	14

Total assets	$8,244	$10,402

Liabilities and Stockholders’ Equity

Current liabilities:
Borrowings	$433	$209
Accounts payable	636	663
Accrued expenses	341	582
Accrued compensation	706	1,340
Deferred revenue	1,303	1,233

Total current liabilities	3,419	4,027

Other liabilities	—	44

Total liabilities	3,419	4,071

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized, 9,332,044 and 9,264,112 shares issued and outstanding	98	93
Additional paid-in capital	21,933	21,462
Accumulated deficit	(17,206)	(15,224)

Total stockholders’ equity	4,825	6,331

Total liabilities and stockholders’ equity	$8,244	$10,402

ACE*COMM CORPORATION

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STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended

	June 30,		June 30,

	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$3,263	$4,072	$13,794	$18,094
Cost of revenue	1,786	1,992	7,539	9,112

Gross profit	1,477	2,080	6,255	8,982
Selling, general, and administrative	1,624	2,590	7,861	12,231
Research and development	146	177	347	780

Loss from operations	(293)	(959)	(1,953)	(4,029)

Interest (income) expense	8	0	29	(41)

Loss before income taxes	(301)	(959)	(1,982)	(3,998)
Income tax provision	—	—	—	—

Net loss	$(301)	$(959)	$(1,982)	$(3,998)

Basic net loss per share	$(0.03)	$(0.10)	$(0.21)	$(0.43)

Diluted net loss per share	$(0.03)	$(0.10)	$(0.21)	$(0.43)

Shares used in computing net loss per share:
Basic	9,807	9,332	9,557	9,308

Diluted	9,807	9,332	9,557	9,308

ACE*COMM CORPORATION

© 2003 ACE*COMM	News Release	6 of 6